                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               (Amendment No.   )*



                            Metropolis Realty Trust, Inc.
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                                (Name of Issuer)


                                    Common Stock
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                           (Title of Class of Securities)


                                      591730106
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                                   (CUSIP Number)

















------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on the following page(s))


                                 Page 1 of 8 Pages
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CUSIP No. 591730106                   13G               Page  2  of   10  Pages
          ---------                                           ---    ----

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

                               The TCW Group, Inc.
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
            Nevada corporation
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                              667,527
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                            1,586,814
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                              667,527
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                            1,586,814
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,254,341
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
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(11) Percent of Class Represented by Amount in Row (9)
      17.4% (see response to Item 4)
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(12) Type of Reporting Person*
                              HC/CO
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                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 10 Pages
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CUSIP No. 591730106                   13G                Page  3  of  10  Pages
          ---------                                           ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
              Robert Day

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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
           United States Citizen
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                              667,527
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                            1,586,814
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                              667,527
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                            1,586,814
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,254,341
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        17.4% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*7
                                  HC/IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 3 of 10 Pages
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CUSIP No. 591730106                    13G               Page  4  of  10  Pages
          ---------                                           ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
                    Oaktree Capital Management, LLC

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
          California limited liability company
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                              176,049
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                            1,586,814
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                              176,049
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                            1,586,814
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     1,762,863
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       13.6% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                      IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 4 of 10 Pages

Item 1(a).   Name of Issuer:

             Metropolis Realty Trust, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             c/o Victor Capital Group, L.P.
             885 Third Avenue
             12th Floor
             New York, NY 10022

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office:
Item 2(c).   Citizenship:

             The TCW Group, Inc.
             865 South Figueroa Street
             Los Angeles, CA 90017
             (Nevada Corporation)

             Robert Day
             200 Park Avenue, Suite 2200
             New York, New York 10166
             (United States Citizen)

             Oaktree Capital Management, LLC
             550 South Hope Street, 22nd floor
             Los Angeles, CA 90071
             (California limited liability company)

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             591730106


                                Page 5 of 10 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)   [ ]  Broker or Dealer registered under Section 15 of the Act:

                      Not applicable

       (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act:

                      Not applicable

       (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                      Not applicable

       (d)   [ ]  Investment Company registered under Section 8 of the
                  Investment Company Act:

                      Not applicable

       (e)   [X]  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940:

                      Oaktree Capital Management, LLC

       (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                      Not applicable

       (g)   [X]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) (SEE Item 7):

                      The TCW Group, Inc.
                      Robert Day (individual who may be deemed to control The
                          TCW Group, Inc. and other holders of the Common Stock of the issuer)

       (h)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                      Not applicable.


                                Page 6 of 10 Pages

Item 4.      Ownership **

       THE TCW GROUP, INC.

             (a)  Amount beneficially owned: 2,254,341

             (b)  Percent of class: 17.4%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                          667,527
                  (ii)  Shared power to vote or to direct the vote:
                  1,586,814***
                  (iii) Sole power to dispose or direct the disposition of:
                  667,527
                  (iv)  Shared power to dispose or to direct the disposition of:
                  1,586,814***

       ROBERT DAY ****

             (a)  Amount beneficially owned: 2,254,341

             (b)  Percent of class: 17.4%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                          667,527
                  (ii)  Shared power to vote or to direct the vote: 1,586,814***
                  (iii) Sole power to dispose or direct the disposition of:
                  667,527
                  (iv)  Shared power to dispose or to direct the disposition of:
                  1,586,814***

--------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

*** The TCW Group, Inc. and Robert Day share the power to vote or the direction of voting and the power to dispose or the direction of disposition of 1,586,814 shares under sub-advisory agreements with Oaktree Capital Management, LLC, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

**** Shares reported for Robert Day include shares reported for The TCW Group, Inc.


                                Page 7 of 10 Pages

       OAKTREE CAPITAL MANAGEMENT, LLC

             (a)  Amount beneficially owned: 1,762,863

             (b)  Percent of class: 13.6%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                          176,049
                  (ii)  Shared power to vote or to direct the vote:
                          1,586,814***
                  (iii) Sole power to dispose or direct the disposition of:
                          176,049
                  (iv)  Shared power to dispose or to direct the disposition of:
                          1,586,814***

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Metropolis Realty Trust, Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable. SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.


                                Page 8 of 10 Pages

Item 10.     Certification.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 9 of 10 Pages

                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 7th day of August, 1997.


                                The TCW Group, Inc.


                                By:     /s/ MOHAN V. PHANSALKAR
                                        ----------------------------
                                        Mohan V. Phansalkar
                                        Authorized Signatory


                                Robert Day


                                By:     /s/ MOHAN V. PHANSALKAR
                                        ----------------------------
                                        Mohan V. Phansalkar
                                        Under Power of Attorney dated
                                        January 30, 1996, on File with
                                        Schedule 13G Amendment Number 1
                                        for Matrix Service Co. dated
                                        January 30, 1996.


                                Oaktree Capital Management, LLC

                                By:     /s/ KENNETH LIANG
                                        ----------------------------
                                        Kenneth Liang
                                        Managing Director and
                                        General Counsel


                                Page 10 of 10 Pages